SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

RELATING TO THE AMENDMENT AND
RESTATEMENT OF A RIGHTS PLAN

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2002

EDGEWATER TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-20971	71-0788538
(Commission File No.)	(IRS Employer Identification No.)

20 Harvard Mill Square
Wakefield, MA 01880
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 246-3343

Item 5.    Other Events.

The Board of Directors of the Company approved, effective October 23, 2002 the amendment and restatement of its Rights Agreement dated July 21, 2000 (the “Amended and Restated Rights Agreement”), concerning a Share Purchase Rights Plan (the “Plan”). The Amended and Restated Rights Agreement has the effect of changing the Rights Plan flip-in and flip-over trigger provisions (the “Triggers”) only with respect to: (y) Mario J. Gabelli, Marc J. Gabelli and certain of their enumerated fund affiliates, and (z) Fuller & Thaler Asset Management, Inc. and Russell J. Fuller (with the investors in (y) and (z) collectively constituting the “Specified Institutional Investors”).

As amended, the Triggers have increased from 20% to 25% only with respect to the Specified Institutional Investors provided and so long as each such person maintains a passive investment intent with respect to the Company’s common stock. The Triggers remain at 20% for investors other than the Specified Institutional Investors.

The Specified Institutional Investors collectively owned 31.01% of the Company’s common stock, based upon their latest Form 13D and Form 13G filings filed with the SEC, as applicable, concerning Company common stock. The amendment and restatement of the Plan was effected so as to minimize any disincentive the Specified Institutional Investors may have otherwise had to purchase additional Company common stock, particularly after giving effect to any stock repurchase activity by the Company following the $20 million repurchase authorization approved by the Board of the Company effective today (the “2002 Repurchase Authorization”).

A copy of a press release dated October 23, 2002 concerning, among other things, the Amended and Restated Rights Agreement and the 2002 Repurchase Authorization are attached hereto as Exhibit 99.3.

Item 7.    Exhibits.

99.1	Amended and Restated Rights Agreement dated as of October 23, 2002 by and between Edgewater Technology, Inc. and EquiServe Trust Company, N.A. (the “Rights Plan”).

99.2	Form of Rights Certificate (which also constitutes Exhibit B to the Amended and Restated Rights Agreement).

99.3	Press Release of Edgewater Technology, Inc. dated October 23, 2002.

2.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EDGEWATER TECHNOLOGY, INC.

Dated: October 24, 2002
By:    /s/ Kevin R. Rhodes
Name:  Kevin R. Rhodes
Title:    Chief Financial Officer

3.

INDEX TO EXHIBITS

99.1	Amended and Restated Rights Agreement dated as of October 23, 2002 by and between Edgewater Technology, Inc. and EquiServe Trust Company, N.A.

99.2	Form of Rights Certificate (which also constitutes Exhibit B to the Amended and Restated Rights Agreement).

99.3	Press Release of Edgewater Technology, Inc. dated October 23, 2002.

4.